Exhibit 3.1.7

ARTICLES OF INCORPORATION

OF

CARRABBA’S KANSAS, INC.

The undersigned, a natural person, for the purposes of incorporating a corporation under the Kansas General Corporation Code, as amended and supplemented, herby adopts the following Articles of Incorporation:

ARTICLE I

Corporate Name and Address

The name of the Corporation is CARRABBA’S KANSAS, INC.

ARTICLE II

Corporate Purposes

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental therto. The Corporation shall possess and may exercise all the powers and privileges which are necessary or convienient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

Capital Stock

The aggregate number of shares of the Corporation shall be 1,000, all of which are to be voting common stock having a par value of One Cent (.01) per share.

ARTICLE IV

Registered Office and Registered Agent

The street address of the initial registered office of the Corporation in the State of Kansas shall be 200 South West 30th Street, Topeka, Kansas 66611. The name of the initial registered agent of the Corporation at the registered office shall be Corporation Service Company.

ARTICLE V

Initial Board of Directors

The initial Board of Directors of the Corporation shall be comprised of one (1) person. The Directors shall be elected annually, in accordance with the By-laws. The number of Directors may be increased or decreased from time to time in accordance with the By-laws, but shall never be less than one (1). The name and address of the initial Director to hold office until the first annual meeting of the Board of Directors, and until his successor shall have been elected and qualify is Steven T. Shlemon, 2202 N. Westshore Blvd, 5th FL, Tampa, FL 33607.

ARTICLE VI

Incorporator

The name and address of the Incorporator of the Corporation is:

Joseph J. Kadow, 2202 N. West Shore Blvd., 5th Floor, Tampa, Florida 33607

ARTICLE VII

Commencement of Existence

The Corporation shall be deemed to commence on the date of execution of Articles of Incorporation.

ARTICLE VIII

Duration

The term of existence of the Corporation is perpetual.

IN WITNESS WHEREOF, the undersigned, as Incorporator, has executed the foregoing Articles of Incorporation this          day of April, 2008.

/s/ Joseph J. Kadow
Joseph J. Kadow, 2202 N. West Shore Blvd., 5th Floor, Tampa, Florida 33607 Incorporator

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this day of April, 2008, by Joseph J. Kadow, 2202 N. West Shore Blvd., 5th Floor, Tampa, Florida 33607, who is personally known to me or who has produced                                                       as identification and who did/did not take an oath.

/s/ Notary
Notary Public

Notary
Printed Name

2